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                                                                     EXHIBIT 23B

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated February 11, 2009, relating to the consolidated financial statements and financial statement schedules of the Hartford Life Insurance Company (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company's change in its method of accounting and reporting for the fair value measurement of financial instruments in 2008) appearing in the Annual Report on Form 10-K of the Hartford Life Insurance Company for the year ended December 31, 2008 and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP
Hartford, Connecticut
February 11, 2009